SECOND MODIFICATION, RATIFICATION AND EXTENSION OF LEASE

THIS SECOND MODIFICATION, RATIFICATION AND EXTENSION OF LEASE ("MRE") is made as of the 3rd day of June, 2008, by and between TIAA Realty, Inc., a Delaware corporation, as successor to Shelby Drive Corporation ("Landlord"), and Priority Fulfillment Services, Inc., a Delaware corporation ("Tenant").

WHEREAS, Landlord and Tenant did enter into that certain Industrial Lease Agreement dated August 31, 1999, as modified, ratified and extended by Modification, Ratification and Extension of Lease dated December 19, 2003 (the "ILA"), regarding the leasing by Landlord to Tenant of approximately 442,184 square feet comprising all of the building space located at 4650 Shelby Drive, Memphis, Tennessee, also known as Southpark Building N (the "Premises"); and

WHEREAS, Landlord and Tenant now desire to further modify, ratify and extend the ILA on the terms and conditions set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agree to modify, ratify and extend the ILA as follows:

1. Extension of Term. The Term of the ILA is hereby extended from December 31, 2008 to February 28, 2014. Tenant has no rights to further extend or renew the Term.

2. Modification of Base Rent. Commencing on January 1, 2009 (the "Renewal Date"), the annual Base Rent shall be Two Dollars and 40/100 Dollars ($2.40) per square foot. Accordingly, the annual Base Rent for the Premises during the extended Lease Term shall be One Million Sixty-One Thousand Two Hundred Forty-One and 60/100 Dollars ($1,061,240.60), payable in monthly Base Rent installments of Eighty-Eight Thousand Four Hundred Thirty-Six and 80/100 Dollars ($88,436.80) each, payable in advance and due on the first day of each month during the extended ILA Term. Notwithstanding the foregoing, provided that no Event of Default exists under the ILA as of the Renewal Date, Tenant shall owe no Base Rent for the months of January and February, 2009, and payments of Base Rent shall commence on March 1, 2009.

3. Cancellation Notice. Tenant shall have a one-time option to cancel the ILA, such cancellation to be effective on February 29, 2012 so long as (i) Tenant has provided Landlord written notice of cancellation (the "Cancellation Notice") and paid Landlord the Cancellation Fee, defined below, on or before September 1, 2011, time being of the essence, and (ii) no default or Event of Default by Tenant exists under the ILA either as of the date of delivery of the Cancellation Notice or as of February 29, 2012. Tenant shall pay to Landlord simultaneously with its delivery of the Cancellation Notice (and as a condition precedent to the effectiveness of the Cancellation Notice) by wire transfer in accordance with wire transfer instructions to be provided by Landlord a cancellation fee of Two Hundred Fifty Thousand Dollars ($250,000.00) (the "Cancellation Fee"). Notwithstanding Tenant's election to cancel this Lease by sending the Cancellation Notice and paying the Cancellation Fee, Tenant shall remain fully liable for all Tenant's payment and performance obligations arising under the ILA on or before February 29,

ORIGINAL

2012, as well as any obligations of Tenant which expressly survive termination or expiration of the ILA.

4. Landlord's Work. Provided that no Event of Default by Tenant then exists under the ILA, Landlord agrees to perform (or cause to be performed) at Landlord's sole expense, without reimbursement from Tenant, the following work in a good and workmanlike manner as promptly as practicable following the date hereof:

(a) Landlord shall have a new roof installed on the entire Building in which the Premises are located. The roofing material shall be either 45 mil EPDM or TPO, as determined by Landlord.

(b) Landlord shall replace all 400 watt metal halide lights (193 Light fixtures) with high output fluorescent (T-5 or T-8) lights in the warehouse area of the Premises.

(c) Landlord shall add five (5) new light fixtures and relocate battery chargers in the warehouse area, in each case to mutually acceptable locations in the Premises.

(d) Landlord shall expand the employee parking area located along the east side of the Building to include 100 additional parking spaces, including adequate lighting, drainage and landscaping for such expanded parking area. Landlord shall provide Tenant with a copy of its plans and specifications for such parking lot expansion prior to commencing same, and Tenant shall have five (5) business days from its receipt thereof to notify Landlord in writing of any reasonable objections that Tenant has to such plans and specifications. If not timely objected to within said 5 business day period, then Landlord's submission shall be deemed approved. If Tenant does make timely objections, then Landlord and Tenant shall thereafter use good faith efforts to resolve any such reasonable objections within an additional five (5) business days after Landlord's receipt of Tenant's written objection notice.

5. Tenant's Work. Tenant may refurbish its existing offices at the Premises, including recarpeting, repainting and other improvements, if any, as are set forth in plans and specifications that have been approved by Landlord as set forth on Exhibit A attached hereto and incorporated herein by reference (all of the foregoing are collectively referred to as the "Improvements"). Landlord shall provide and disburse an allowance of up to Two Hundred Fifty Thousand Dollars ($250,000.00) for such refurbishment and construction of Improvements, all as more particularly set forth on Exhibit A.

6. Notices. Notices in accordance with Section 27 of the ILA to Landlord and Tenant shall be delivered to the addresses set forth opposite their respective signatures below.

7. Full Force and Effect; Defined Terms. Except as expressly modified hereby, the ILA is and shall remain in full force and effect in accordance with its original terms and conditions. All capitalized terms used but not otherwise defined in this MRE shall have the definitions set forth in the ILA.

8. Binding Effect. This MRE shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have executed this MRE (or caused it to be executed by their respective duly authorized officers) to be effective on the date and year first above written. Address for Notices: 3 TIAA Realty, Inc. By:_____________________________ Title:___________________________ Priority Fulfillment Services, Inc. By:______________________________ Title:____________________________

A. Improvements by Tenant EXHIBIT A TENANT'S WORK (a) Tenant may construct or cause to be constructed that Improvements subject to Landlord•s prior written approval of the plans and specifications therefor, and any subsequent amendment thereto, which shali not be unreasonably withheld, conditioned or delayed and will be provided within five (5) business days of submission to Landlord (the plans and specifications as so approved being referred to here as the "Approved Plans", Exhibit B, to be attached hereto and incorporated here in at a later date). If not timely approved or objected to within said five (5) business days, then Tenant's submission shall be deemed approve.d. Tenant shall submit such plans for approval no later than December 1, 2008. The Improvements shall be constructed in a good and workmanlike manner in compliance with all building codes and other statutes, ordinances, and regulations of all governmental authorities. All hnprovements (including without limitation finishes) shall be of quality at least equal to the quality of similar components and finishes of other offices in the Premises. Landlord agrees that all Improvements shall be constructed by Tenant's General Contractor and that Tenant's General Contractor shall be pre-approved by Landlord, which approval shail not be unreasonably withheld, conditioned or delayed. Tenant further agrees that, if applicable, it will provide Landlord with complete, detailed mechanical and electrical plans for its review and approval, and such approval shall not be unreasonably withheld, conditioned or delayed. (b) Prior to the commencement of construction of the hnprovements (and in addition to any other insurance required under the ILA), Tenant shall submit to Landlord: (i) a copy of the construction contract (including warranty obligations); (ii) a Builder's Risk insurance policy with extended coverage insuring the Improvements in the amount of full replacement cost thereof naming Landlord as the insured and Landlord's lender, if any, as the mortgagee; and (iii) Comfuercial General Liability insurance policy naming the General Contractor, Landlord and Tenant as insureds having a combined single limit of coverage per occurrence in the amount of not less than $2,000,000.00 and Workmen's Compensation insurance policy. ( c) Tenant agrees that the construction of the Improvements shall be carried out so as to reasonably minimize interference and disruption of the business of other tenants in the Project. Tenant agrees to cause its General Contractor to keep the construction site in a neat and orderly condition and to take reasonably appropriate steps to prevent trash and other construction debris from iittering the Project. (d) Notwithstanding anything to the contrary contained herein, Tenant agrees to indemnify and hold Landlord hannless frotn and against any and all liability, property damages, cost and expense, including without limitation reasonable attorney's fees, actually incurred by

Landlord and arising out of any construction activities conducted on the Premises by or on behalf of Tenant_ (e) Landlord does not consent to, and Tenant shall not allow, the filing of any materialmen's or mechanic's liens against the Premises, Building or Project. Tenant shall indemnify and hold Landlord harmless from and against any and all mechanic's or materialmen's liens recorded against the Premises, Building or Project of which they are a part arising out of construction of the Improvements. (f) It is mutually understood and agreed that the cost of any Improvements to the Premises required by local codes shall be included in the Improvement Allowance specified in B below. Any cost or expenses for Improvements in excess of the Leasehold Improvement Allowance shall be paid by Tenant and not reimbursed by Landlord. B. Improvement Allowance by Landlord Landlord agrees to pay to Tenant or Tenant's designee an Improvement allowance of $250,000.00 (the "Improvement Allowance"). Tenant agrees that the Improvement Allowance shall be used in connection with Improvements to the Premises, and which shall remain a part of the Premi_ses, and no other use will be made of the Improvement Allowance. Any portion of the Improvement Allowance not used in connection with the Improvements shall inure to the benefit of and be retained by Landlord. All Improvements must be constructed, and the Improvement Allowance disbursed, m accordance herewith no later than March 31, 2009, time being of the essence. The Improvement Allowance shal1 be disbursed as follows: (1) The Improvement Allowance shall be requested and disbursed in no more than two (2) payments. Tenabt or Tenant's representative shall submit, and Landlord shall have received, a request for payment containing an itemized statement for all expenditures of Tenant for completion of the Improvements completed to the date of the requested disbursement, including, but not limited to, the following: (a) invoices for materials received whether already paid by Tenant or to be paid; (b) requisitions received from contractors for work performed; (c) such other data substantiating Tenant's right to payment as Landlord may reasonably request, including contractor's lien waivers for invoices provided and an architect's approval of the contractor's invoices or applications for payment; and (d) appropriate verification that the work to the date of payment is substantially complete. 2

(2) Provided Tenant has fully complied with the conditions of B(l) above, Landlord shall pay the first request for payment within fifteen (15) business days of receipt thereof. The second and final payment shall be fully paid on or before thirty (30) days following the last to occur of all the following: (a) the substantial completion of the Improvements; and (b) the receipt by Landlord of recordable waiver of lien affidavits from all of Tenant's contractors in form and substance satisfactory to Landlord, along with a written representation from Tenant that all bills for labor and materials with respect to Tenant's Improvement work have been paid in full. Any Improvements or work done or authorized by Tenant or performed for Tenant's account, the cost of which remains. unpaid from a previous request at the time that the Improvement Allowance is otherwise payable and which is not subject to a bona fide dispute will be deducted from the subsequent disbtirsernent from the hnprovernent Allowance and the Landlord may hold such sui:n as security against any liens arising therefrom until such liens are released or otherwise rendered ineffective or Landlord may pay such unpaid and undisputed sums for and on behalf of Tenant, provided Landlord has not paid the full Improvement Allowance to Tenant. All provisions of the ILA shall apply while the Improvements are being constructed. 3

6801958.3 EXHIBITB APPROVED PLANS FOR IMPROVEMENTS (To be attached) 4